Exhibit 2.1

Execution Copy

THIRD AMENDMENT

TO

INDEMNIFICATION AND REIMBURSEMENT AGREEMENT

This Third Amendment to INDEMNIFICATION AND REIMBURSEMENT AGREEMENT (this “Amendment”), dated as of November 16th, 2020, by and between (i) Honeywell International Inc., a corporation organized under the Laws of the State of Delaware (“Indemnitee” or “Honeywell”), and (ii) Resideo Intermediate Holding Inc., a corporation organized under the Laws of the State of Delaware (“Indemnitor”), amends that certain Indemnification and Reimbursement Agreement, dated October 14, 2018, by and between Honeywell and New HAPI Inc., a corporation organized under the Laws of the State of Delaware (subsequently assigned to Indemnitor) (as amended, the “Indemnification and Reimbursement Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Indemnification and Reimbursement Agreement or, if not defined therein, in the Current Credit Agreement (as amended by an amendment of the Current Credit Agreement, publicly filed by Resideo Technologies, Inc. on a Current Report on Form 8-K, dated November 26, 2019 (the “First Amendment to the Credit Agreement”) and the Second Amendment to the Credit Agreement (as defined below)).

WITNESSETH:

WHEREAS, pursuant to Section 4.13 of the Indemnification and Reimbursement Agreement, the Indemnification and Reimbursement Agreement may be amended, supplemented or modified only by an instrument in writing specifically designated as an amendment signed on behalf of each Party; provided that such amendment does not result in the increase of the late payment fee set forth in Section 2.5(b) of the Indemnification and Reimbursement Agreement;

WHEREAS, the amendments to the Indemnification and Reimbursement Agreement contemplated herein do not include any such amendment of the late payment fee set forth in Section 2.5(b) of the Indemnification and Reimbursement Agreement;

WHEREAS, the Parties desire to amend the Indemnification and Reimbursement Agreement in the manner set forth herein; and

WHEREAS, concurrently with the effectiveness of this Amendment, that certain Second Amendment (the “Second Amendment to the Credit Agreement”) to the Credit Agreement dated as of October 25, 2018 (as amended by the First Amendment to the Credit Agreement), substantially in the form previously provided to Indemnitee on November 11, 2020, shall become effective.

NOW, THEREFORE, in accordance with Section 4.13 of the Indemnification and Reimbursement Agreement, the Parties agree as follows:

ARTICLE I

AMENDMENTS

1.1    Section 3.05 of Exhibit G of the Indemnification and Reimbursement Agreement is hereby amended by adding a new clause (o) thereto which shall read as follows:

“(o) sales, transfers or other dispositions pursuant to any sale and leaseback transactions permitted under Section 3.06(b);”

1.2    Section 3.06 of Exhibit G of the Indemnification and Reimbursement Agreement is hereby amended and restated to read in its entirety as follows:

“SECTION 3.06    Sale and Leaseback Transactions. Neither Indemnitor nor the Borrower will, nor will they permit any Indemnitor Group Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for:

(a)

any such sale of any fixed or capital assets by Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after Indemnitor, the Borrower or such Indemnitor Group Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; and

(b)

from and after the effective date of the Third Amendment to Indemnification and Reimbursement Agreement, sale and leaseback transactions consummated by the Indemnitor, the Borrower or any Indemnitor Group Restricted Subsidiary in an aggregate amount not to exceed $150,000,000 for all such sale and leaseback transactions, provided that, each sale and leaseback transaction is (x) undertaken on arm’s length commercial terms and (y) no Credit Default has occurred and is continuing or would result therefrom;

provided that, in each of clauses (a) and (b) above, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 3.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 3.02(a)(v).”

1.3    Notwithstanding anything contained in this Amendment to the contrary, neither the execution of this Amendment nor anything herein contained (including in any exhibit, annex or schedule hereto) is intended to be, nor shall it be deemed to be, nor shall any Party assert it to be (or allow any Affiliate or Representative thereof to assert it to be) or use it for the purpose of (including in any litigation, arbitration, proceeding or other dispute related to the Indemnification and Reimbursement Agreement, any other contract or agreement between any of the Parties or any Affiliates thereof (collectively, the “Other Agreements”) or otherwise): (A) an admission or concession of any Default, breach or non-compliance under the Indemnification and Reimbursement Agreement or any Other Agreement, (B) an admission or concession as to any matters relating to the Indemnification and Reimbursement Agreement, any Other Agreement or any terms or provisions thereof, or (C) a waiver of any claims, rights, remedies, defenses, arguments, interpretations or obligations of the Parties or any of their Affiliates under or related to the Indemnification and Reimbursement Agreement or any Other Agreement; provided, that, any Party may use this Amendment to seek to enforce the terms of the Indemnification and Reimbursement Agreement (as amended herein).

ARTICLE II

MISCELLANEOUS

2.1 References. Each reference in the Indemnification and Reimbursement Agreement shall, unless the context otherwise requires, mean the Indemnification and Reimbursement Agreement as amended by this Amendment.

2.2 No Other Amendments; Continuing Effect. The amendments set forth herein are limited precisely as written and will not be deemed to be an amendment to any other term or condition of the Indemnification and Reimbursement Agreement or any of the documents referred to therein or be deemed to consent to any amendment of any other term or condition of the Current Credit Agreement (as amended by the First Amendment to the Credit Agreement and Second Amendment to the Credit Agreement) or any other Principal Credit Agreement or any of the documents referred to therein. Except as expressly amended hereby and subject to the terms set forth in Section 1.3 hereof, the terms and conditions of the Indemnification and Reimbursement Agreement shall continue in full force and effect.

2.3 Representations and Warranties; No Defaults; No Waivers. The representations and warranties contained in Sections 4.2 (a), (b) and (c) of the Indemnification and Reimbursement Agreement are hereby restated by each Party and incorporated herein by reference. Indemnitor represents and warrants that as of the date hereof, after giving effect to this Amendment, no default or event of default has occurred and is continuing under any of the Indemnification and Reimbursement Agreement, the Current Credit Agreement (as amended by the First Amendment to the Credit Agreement and the Second Amendment to the Credit Agreement) or any other Loan Document, or any other Indebtedness of the Indemnitor or any of its subsidiaries. This Amendment is not a waiver of, or consent to, any default or event of default now existing or hereafter arising under the Indemnification and Reimbursement Agreement (as amended by this Amendment), the Current Credit Agreement (as amended by the First Amendment to the Credit Agreement and the Second Amendment to the Credit Agreement), any other Loan Document or any other Indebtedness of the Indemnitor or any of its subsidiaries.

2.4 Dispute Resolution; Governing Law; Jurisdiction; WAIVER OF JURY TRIAL; Interpretation, Etc. The provisions of Section 4.3 (“Dispute Resolution”), Section 4.4 (“Governing Law; Jurisdiction”), Section 4.5 (“Waiver of Jury Trial”), Section 4.6 (“Court-Ordered Interim Relief”) and Section 4.14 (“Interpretation”) of the Indemnification and Reimbursement Agreement are hereby incorporated herein by reference and shall apply mutatis mutandis.

2.5 Successors. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

2.6 Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

2.7 Effectiveness. This Amendment shall become effective automatically upon the effectiveness of the Second Amendment to the Credit Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Anne T. Madden

Name:	Anne T. Madden
Title:	Senior Vice President and General Counsel

RESIDEO INTERMEDIATE HOLDING INC.

By:	/s/ Jeannine Lane

Name:	Jeannine Lane
Title:	Secretary

[Signature Page Third Amendment to Indemnification and Reimbursement Agreement]